Exhibit 99.2
ANADYS PHARMACEUTICALS, INC. ANNOUNCES
$12.5 MILLION REGISTERED DIRECT OFFERING
San Diego, May 26, 2010 — Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS) announced today that it has entered into definitive agreements with certain institutional investors to raise approximately $12.5 million in gross proceeds in a “registered direct” offering through the sale of a total of 5,813,954 shares of its common stock at an offering price of $2.15 per share. Anadys estimates that net proceeds from the offering will be approximately $11.3 million, after deducting placement agents’ fees and estimated offering expenses. The closing of the transaction is scheduled to occur on June 1, 2010, subject to the satisfaction of customary closing conditions. All of the shares of common stock were offered pursuant to an effective shelf registration statement. Proceeds from the transaction will be used for general corporate purposes.
Lazard Capital Markets LLC served as the lead placement agent and Piper Jaffray & Co. served as the co-placement agent for the offering.
A shelf registration statement relating to the shares of common stock issued in the offering has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus, when available, may be obtained at the SEC’s website at http://www.sec.gov or from the offices of Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Anadys
Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. The Company believes hepatitis C represents a large unmet medical need in which meaningful improvements in treatment outcomes may be attainable with the introduction of new medicines. The Company is developing ANA598, a non- nucleoside polymerase inhibitor for the treatment of hepatitis C. In an ongoing Phase II study, the Company has completed 12 weeks of dosing ANA598 added to current standard of care. The Company has also investigated the potential of ANA773, an oral, small-molecule inducer of endogenous interferons that acts via the Toll like receptor 7, or TLR7, pathway in hepatitis C.
Safe Harbor Statement
Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Anadys’ financing plans and issuance of securities, the amount of proceeds from the offering, the closing of the offering, the use of proceeds from the offering, Anadys’ development programs and Anadys’ ability to develop novel medicines in the area of hepatitis C. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, there are risks associated with investors fulfilling their obligations to purchase the securities and Anadys’ ability to satisfy its conditions to close the offering. In addition, the results of preclinical and early clinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 will not have unforeseen safety issues, will have favorable results in future clinical trials or will receive regulatory approval. Risk factors that may cause actual results to differ are discussed in Anadys’ SEC filings. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.